SUPPLEMENT
(To Prospectus Supplement dated June 29, 2004
to Prospectus dated June 25, 2004)


                           $300,371,593 (Approximate)
                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
              Mortgage Pass-Through Certificates, Series 2004-9XS


   Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated June 29, 2004 (the "Prospectus Supplement"), the terms of the Cap Agreement applicable to the Class A Certificates will be extended by two Distribution Dates and the "Maximum Rate of Payment" as described on pages S-24 and S-25 will not be applicable to the Class A Certificates.

   References to the Cap Agreement set forth on pages S-4, S-5, S-24, S-25, S-26 and S-27, as applicable to the Class A Certificates only, are hereby amended to refer to an interest rate cap agreement that has a 60-month term that will expire following the Distribution Date in June 2009 with the characteristics described herein. In addition, the Maximum Rates of Payment set forth on pages S-25 and S-26 as applicable to the Class A Certificates are hereby deleted and replaced for each Distribution Date with the term "not applicable" or "N/A". The "Class A Strike Rate (%)" and "Class A Notional Amount ($)" for the Distribution Dates occurring in May 2009 and June 2009 will be equal to the following:


                                                                          CLASS A         CLASS A
                                                        CLASS A        MAXIMUM RATE      NOTIONAL
        DISTRIBUTION DATE                           STRIKE RATE (%)   OF PAYMENT (%)    AMOUNT ($)
        -----------------                           ---------------   --------------    -----------
        May 25, 2009                                     9.08               N/A         156,491,401
        June 25, 2009                                    9.52               N/A         154,912,827


   Notwithstanding anything to the contrary in the Prospectus Supplement, with respect to the Cap Agreement applicable to the Class A Certificates, the Counterparty will be obligated to pay to the Trust Fund at least one Business Day prior to each Distribution Date, commencing with the Distribution Date in July 2004 and ending with the Distribution Date in June 2009, one month's interest calculated at an annual rate equal to the excess, if any, of LIBOR over the respective strike rate (the "Strike Rate") in effect for such Distribution Date based on a calculated notional amount as described in the Prospectus Supplement and this Supplement for such Distribution Date, multiplied by the actual number of days in the Accrual Period, and divided by 360.

   Following the Distribution Date in June 2009, the Cap Agreement applicable to the Class A Certificates will terminate and its notional amount will be equal to zero.

   All references to the Cap Agreements applicable to the Class M1, Class M2 and M3 Certificates and all of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                         _____________________________

                 THE DATE OF THIS SUPPLEMENT IS JUNE 30, 2004.